EXHIBIT 99.1
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PRESS RELEASE                                         Source: Lifeway Foods Inc.

Lifeway Foods Reports Record Fourth Quarter and 2005 Year End Sales Results Friday January 6, 9:15 am ET


-- Sales for 4th Quarter 2005 Rose 22% -- Sales for 2005 Rose 23%

MORTON GROVE, Ill., Jan. 6 /PRNewswire-FirstCall/ -- Lifeway Foods Inc., (Nasdaq: LWAY - News), makers of a nutritious, milk-based cultured beverage called kefir, announced today for the fourth quarter ended December 31, 2005, Lifeway Foods sales increased 22% to $5,207,578 from $4,271,391 during the same period a year ago. For the 2005 year ended December 31, 2005, sales rose 23% to $20,131,654, compared to $16,319,210 for 2004 year, an increase of $3,812,444.

Julie Smolyansky, Lifeway's CEO, commented, "2005 was a milestone year for Lifeway Foods. We started the year off by completely redesigning our packaging for our flagship Kefir line, which made award-winning product even more appealing to customers and this was evident all year long in our sales growth and the number of new customers we were able to attract, such as Target, Walmart and most recently Costco. We also saw our sales to our existing customers increase by double digits as well.

"We started 2006 off by ringing the closing bell at the NASDAQ, and in the coming months we will be updating the packaging for the rest of our product line, as well as introducing a variety of healthy, nutritious dairy products to bolster our already strong product line. We look forward to another great year."


About Lifeway Foods, Inc.

Lifeway, named as Forbes' 38th best small business and Fortune Small Business' 47th Fastest Growing Small Business, is America's leading supplier of the cultured dairy product known as kefir. Kefir is a dairy beverage that contains ten types of "friendly," active probiotic cultures. While most regular yogurt only contains two or three of these cultures, Lifeway kefir products offer more nutritional benefits. Lifeway offers 12 different flavors of its Kefir beverage, Organic Kefir and SoyTreat (a soy based kefir). Lifeway also produces a line of products marketed in US Hispanic communities, called La Fruta Drinkable Yogurt (yogurt drinks distinct from kefir). In addition to its line of Kefir products, the company produces a variety of cheese products and recently introduced a line of organic pudding called It's Pudding!.

For more information, contact Lifeway Foods, Inc. at (847) 967-1010 or e-mail at info@lifeway.net and visit http://www.lifeway.net.

This news release contains forward-looking statements. Investors are cautioned that actual results may differ materially from such forward-looking statements. Forward-looking statements involve risks and uncertainties including, but not limited to, competitive pressures and other important factors detailed in the Company's reports filed with the Securities and Exchange Commission.

Source: Lifeway Foods Inc.